1200 Seventeenth Street, Suite 980 • Denver, CO 80202 USA

Office: 303.476.6455 • Fax: 303.476.6456 • www.geovic.net • TSX:GMC • OTCBB: GVCM

Effective July 1, 2012

Mr. William A. Buckovic

988 Kestrel Ct
Grand Junction CO 81505

Dear Bill:

This letter (“Agreement”) confirms that, we have agreed to modifications that we have agreed upon to your employment agreement dated January 1, 2008, as amended January 1, 2010 (together referred to as your “Employment Agreement”). These changes are based on the following agreed facts:

  Through June 30, 2012, your employment agreement, as amended, has been with Geovic Mining Corp., a Delaware corporation (the “Company”), and the Company’s wholly owned subsidiary Geovic Ltd, a corporation organized under the laws of the Cayman Islands has been your employer, as contemplated by the Employment Agreement.
  As an employee of Geovic Ltd., all salary, reimbursements and other payments to you have been paid by Geovic Ltd.
  Geovic Ltd. and Geovic Mining have also together been deemed to be the employer under the Company’s Section 401(k) Employee Benefit Plan administered by John Hancock Life Insurance Company (U.S.A.) (the “401(k) Plan”).
  The Company has requested and you now agree that your Employment Agreement shall be modified to provide that the Company shall assume and succeed to all obligations to you under the Employment Agreement, including any and all obligations which may be deemed owed by Geovic Ltd. as employer, and that you will be deemed to be an employee of Geovic Mining Corp. from and after July 1, 2012.
  No other changes will be made to the terms of your employment.

Now, therefore, FOR CONSIDERATION, the receipt and sufficiency of which we mutually acknowledge, we agree as follows

  Effective July 1, 2012 (the “Effective Date”), Geovic Mining Corp. shall assume all liabilities, obligations and responsibilities of Geovic Ltd. under the Employment Agreement, and you shall be deemed to be an employee of Geovic Mining Corp. This assumption shall be deemed to include any and all liabilities, obligations and responsibilities of Geovic Ltd. in existence as of July 1, 2012.
  After the Effective Date, Geovic Ltd. shall have no liabilities, obligations and responsibilities owed to you. The Company’s responsibilities to you shall include those related to death or disability of you while employed, as described in the Employment Agreement.
  You hereby waive and release any claim that you may have or be deemed to have or to have had against Geovic Ltd. This waiver and release shall be binding upon you, your heirs and estate.
  The Company shall assume all responsibilities of Geovic Ltd. under the 401(k) Plan, and you as a participant under the 401(k) Plan shall not be affected and your assets held in the 401(k) Plan shall not be affected. The Plan will be amended to delete Geovic Ltd. as one of the employers. The Company shall continue to provide the participation in the 401(k) Plan to its employees.
  You hereby acknowledge and agree that nothing contained in this Agreement constitutes a termination of your employment for any purpose under the Employment Agreement or otherwise. All provisions relating to Section 3.4.5 of the Employment Agreement and your rights thereunder shall continue to apply in all respects, notwithstanding the changes otherwise made in this Agreement.
  The term of employment by the Company shall include the time during which you were technically an employee of Geovic Ltd. All your accrued annual leave and sick leave will continue to be recognized by the Company. As a result of this change, there will be no changes to your medical or dental insurance participation or reimbursements, as applicable. Existing insurance providers will continue to be engaged, subject only to future changes that might be made in the ordinary course of our business.
  All other terms and conditions of the Employment Agreement remain in full force and effect, subject to minor modifications that we may mutually agree upon from time to time in the future to reflect changing conditions in the Company or its business.
  You agree to execute and deliver any further documentation or agreement which may be necessary or appropriate in order to further establish our intentions regarding your employment as set forth herein.

Please sign below to indicate your agreement to the above modifications.

Sincerely,

Geovic Mining Corp.

/s/ Michael T. Mason

By:  Michael T. Mason

       CEO, Chairman

Employee:

/s/ William A. Buckovic

William A. Buckovic

Executive Vice President